SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported):
                                  May 29, 2003
                                  ------------


                        LORAL SPACE & COMMUNICATIONS LTD.
             (Exact name of registrant as specified in its charter)

Islands of Bermuda                     1-14180                     13-3867424
------------------                  ------------                 --------------
(State or other                     (Commission                  (IRS Employer
jurisdiction of                     File Number)                 Identification
incorporation)                                                       Number)

                         c/o Loral SpaceCom Corporation
                   600 Third Avenue, New York, New York    10016
               ---------------------------------------------------
               (Address of principal executive offices) (Zip Code)


               Registrant's telephone number, including area code:
                                 (212) 697-1105
                                 --------------

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Item 5. Other Events.
        -------------

     At the Annual Meeting of Shareholders of Loral Space & Communications Ltd. ("Loral"), held on May 29, 2003, the Shareholders approved a proposal to amend Loral's bye-laws to grant Loral's Board of Directors discretionary authority to effect a reverse stock split at a ratio from one-for-five to one-for-twenty. On June 4, 2003, the Board of Directors set a ratio of one-for-ten, resulting in a new par value of $0.10 per share for Loral's common stock. The reverse stock split will be effective after the close of business on Friday, June 13, 2003. Loral's common stock will begin to trade on the New York Stock Exchange adjusted for the reverse stock split on Monday, June 16, 2003.

     Shareholders also approved a proposal to increase the number of authorized shares of common stock of Loral effective immediately from 750 million shares to
1.25 billion shares, before adjusting for the reverse stock split. After the effect of the reverse stock split, authorized common stock outstanding will total 125 million shares.

     As of May 30, 2003, there were 439.6 million shares of Loral common shares outstanding. After the effect of the reverse stock split, Loral will have 43.96 million shares outstanding and 81.04 million shares available for future issuance.


Item 7. Financial Statements, Pro Forma Financial
        -----------------------------------------
        Information and Exhibits.
        -------------------------

     (c) Exhibits.

Exhibit 99.1 Amended Bye-law 4(c) of the Bye-laws of Loral Space & Communications Ltd.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        Loral Space & Communications Ltd.

                                        By: /s/ Avi Katz
                                            ------------------------------
                                        Name:  Avi Katz
                                        Title: Vice President and Secretary

Date: June 5, 2003

                                  EXHIBIT INDEX
                                  -------------

Exhibit           Description
-------           -----------

Exhibit 99.1 Amended Bye-law 4(c) of the Bye-laws of Loral Space & Communications Ltd.